UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2009

Playboy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14790	36-4249478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 North Lake Shore Drive, Chicago, Illinois 60611
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 751-8000

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on December 8, 2008, Playboy Enterprises, Inc. (the “Company”) announced that Christie Hefner tendered her resignation as the Company’s Chairman and, effective January 31, 2009, as Chief Executive Officer.

Also on December 8, the Company announced that Jerome H. Kern, a long-time director of the Company and an experienced media executive, was appointed to serve as interim non-executive Chairman.  Effective February 1, 2009, Mr. Kern will serve as interim Chief Executive Officer until a new Chief Executive Officer is named. As interim non-executive Chairman, Mr. Kern was to receive compensation in an amount equal to $50,000 per month.  Mr. Kern’s compensation will not increase as a result of his appointment as interim Chief Executive Officer. While he is serving as interim Chief Executive Officer, Mr. Kern will not be eligible to receive the director fees the Company pays to non-employee directors, including board meeting fees, committee fees and the annual retainer.

Mr. Kern, 71, has served as a director of the Company since 2002. He has been a partner in Enki Strategic Advisors, consultants to the broadband industry, since 2007 and the President of Kern Consulting, LLC since 2001. Prior to that, Mr. Kern was Chairman and Chief Executive Officer of On Command Corporation. Prior to his position at On Command, he served as Vice Chairman and a member of the Board of Directors of Tele-Communications, Inc. (“TCI”). For more than 20 years, Mr. Kern was the principal outside legal counsel to TCI and Liberty Media Corporation, including from 1992 to 1998, when he served as senior partner of Baker & Botts, L.L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2009	PLAYBOY ENTERPRISES, INC.

	By:	/s/ Howard S. Shapiro
Howard S. Shapiro
Executive Vice President, Law and Administration, General Counsel and Secretary